Exhibit 4.5(j)

NINTH AMENDMENT TO CREDIT AGREEMENT

This NINTH AMENDMENT TO CREDIT AGREEMENT, dated as of August 16, 2021 (this “Amendment”), is made by and among 5.11, INC., a California corporation, and 5.11 TA, INC., a Delaware corporation, as borrower and co-borrower, respectively (together, “Borrower”) and COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Lender”).

RECITALS

A. Borrower and Lender are parties to that certain Credit Agreement, originally dated as of August 31, 2016 (as amended prior to the date hereof, the “Prior Credit Agreement”). Unless the context as used herein requires otherwise, capitalized terms used but not defined herein shall have the meanings given to them in the Prior Credit Agreement.

B. Borrower has informed Lender of its desire to increase the Term A Loan Commitment and Term A Loans by $55,000,000 (the “Additional Term A Loan”), in order to fund a special distribution to the stockholders of 5.11 ABR Corp., the indirect holder of 100% of the equity interests of each Borrower (“Parent”).

C. On the date hereof, prior to advancing the Additional Term A Loan pursuant to this Amendment, there is outstanding Term A Loans of approximately $58,675,500 and Term B Loans of $50,000,000.

D. Borrower and Lender wish to amend the Prior Credit Agreement effective as of the date hereof to effect such amendments, modifications and changes as are hereinafter set forth (the Prior Credit Agreement, as amended by this Amendment, being herein referred to as the “Credit Agreement”).

AGREEMENTS

In order to effect such amendments and in consideration of the premises, and subject to the terms and conditions, set forth herein, Borrower and Lender hereby agree as follows:

I. Conditions Pree dent to losing. On or prior to the date hereof, each of the following conditions precedent shall have been satisfied and thereafter this Amendment shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Borrower agrees that the failure to satisfy any of the conditions set forth in this Amendment shall in no way affect or impair the obligations of Borrower or be construed as a waiver by Lender of any of Lender’s rights under the Credit Agreement.

(a) Lender shall have received each of the following:

1. this Amendment, duly authorized and executed by each Borrower;

ii. an Acknowledgement and Confirmation of Grantors, dated as of the date hereof and otherwise in the form attached hereto as Exhibit A, duly executed by each Loan Party;

iii. resolutions of the board of directors of each Loan Party approving and authorizing the execution, delivery and performance by such Loan Party of, as applicable, this Amendment and the other Loan Documents contemplated hereby to which such Loan Party is a party and the borrowing or guaranty, as applicable, of the Additional Term A Loan for the purposes specified herein;

iv. copies of a certificate of good standing of recent date for each Loan Party from the office of the secretary of the state of its incorporation or organization;

v. such other agreements, documents, instruments and certificates as Lender may reasonably request; and

vi. in connection with the Additional Term A Loan, cash m the amount of $275,000 representing the Commitment Fee in respect thereof.

(b) Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Amendment.

2. Amendments.

(a) Section 1.1 of the Prior Credit Agreement is hereby amended by adding the following defined terms:

Ninth Amendment Date means August [16], 2021.

Special 2021. Distributions means cash distributions on the Ninth Amendment Date in the amount of $55,000,000, first, from Co-Borrower to 5.11 Acquisition Corp. and, then, from 5.11 Acquisition Corp. to Parent, for the purpose of funding a special distribution from Parent to each stockholder of Parent in an amount equal to such stockholders pro rata share of $55,000,000.

(b) Section 1.1 of the Prior Credit Agreement is hereby amended by replacing the definitions of Term A Loan ommitment, Term A Loan Maturity Date, Term B Maturity Date and Termination Date in their entirety with the following defined terms:

Term A Loan Commitment means, as of the Ninth Amendment Date, $55,000,000 plus, thereafter, such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term A Loans in connection with one or more Acquisitions; provided, however, that no such additional Term A Loan Commitment shall exceed that amount which would result in Borrower’s: (i) Senior Debt to EBITDA Ratio exceeding 4.5 to 1.0; or (ii) Total Debt to

EBITDA Ratio exceeding 6.5 to 1.0, with both such ratios calculated as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Term A Loan Maturity Date means August [l 6], 2026 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term B Loan Maturity Date means August [16], 2027 or such earlier date on which the Commitments terminate pursuant to Section 8.

Termination Date means August [16], 2026 or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 2.9 or Section 8.

(c) Section 2.1.2 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

2.1.2 Term Loan Commitments.

On the Ninth Amendment Date, Lender agrees to make, in addition to the Term A Loan and Term B Loan then outstanding, a Term A Loan to Borrower in an amount equal to the Term A Loan Commitment as of the Ninth Amendment Date. Except as expressly provided in this Section 2.1.2, Lender shall have no obligation to make Term Loans after the Closing Date. Term Loans which are repaid or prepaid by Borrower, in whole or in part, may not be re-borrowed.

(d) Clause (c) of Section 2.6.1 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

(c) for each Term B Loan, at a rate per annum equal to, prior to the Ninth Amendment Date, 12% and, from and after the Ninth Amendment Date, l 0%, comprised entirely of cash interest;

(e) Section 2.10.2 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

2.10.2 Term A Loans.

The Term A Loans shall be subject to annual amortization in the principal amount of $5,684,000, with each such annualized amount being due and payable in equal quarterly installments of $1,421,000 on the last day of each Fiscal Quarter, commencing September 30, 2021 and continuing up until the Term Loan A Maturity Date, on which date the then outstanding Term A Loans shall be paid in full.

(f) The first sentence of Section 7.4 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

7.4 Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders other than, on or after the Ninth Amendment Date, the Special 2021 Distributions, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) except for Permitted Management Fees and Permitted Integration Services Fees, pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Non-Senior Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to Borrower, Co-Borrower or to a domestic Wholly-Owned Subsidiary; (ii) in each case to the extent due and payable on a non-accelerated basis and permitted under any applicable subordination provisions thereof, Borrower may make regularly scheduled payments of interest in respect of Non-Senior Debt; (iii) any Loan Party may make repurchases of capital stock deemed to occur upon the exercise of options or warrants (i.e., a cashless exercise); (iv) Borrower may make distributions to Parent of Cash Taxes; and (v) all Term B Loans shall be paid in accordance with the terms of this Agreement and any restriction imposed on Non-Senior Debt by this Section 7.4 shall not apply to the Term B Loans.

(g) Section 7.7 of the Prior Credit Agreement is hereby amended and restated so as to read in its entirety as follows:

7.7 Use of Proceeds.

Use the proceeds of the Loans solely for working capital, for Capital Expenditures, to fund the Special 2021 Distributions, and for other general business purposes of Borrower, Co-Borrower and the Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

3. Representation and Warranties. Each Borrower hereby represents and warrants to Lender that:

(a) the execution, delivery and performance by Borrower of this Amendment are within the corporate powers of Borrower, have been duly authorized by all necessary company action and require no action by or in respect of, or filing with, any governmental or regulatory body, agency or official;

(b) this Amendment has been duly executed and delivered and constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditor’s rights generally and (ii) general equitable principles (regardless of whether enforcement is sought in equity or at law); and

(c) as of the date hereof, and after giving effect to this Amendment, all of the covenants, representations and warranties of Borrower set forth in the Credit Agreement are true and correct in all material respects, and no Event of Default under or within the meaning of the Credit Agreement has occurred and is continuing.

4. Costs and Expenses. Each Borrower agrees to pay all reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and costs) incurred by Lender in connection with the preparation, execution and enforcement of this Amendment.

5. Governing Law. Each of the undersigned agrees that this Amendment and the rights and obligations of all parties hereunder shall be governed by and construed under the substantive laws of the State of New York, without reference to the conflict of laws principles of such state.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9. Entire Agreement. Modification. Benefit. The Credit Agreement shall constitute the entire agreement of Lender and Borrower and no provision thereof (including of this Amendment) may be modified, deleted or amended in any manner except by agreement in writing executed by each of Lender and Borrower. Except to the extent modified by this Amendment, all of the covenants, representations, warranties, conditions, agreements and other terms contained in the Prior Credit Agreement and the other Loan Documents shall be and remain in full force and effect and the same are hereby ratified and confirmed as of the date hereof. All such terms of the Prior Credit Agreement, as amended by this Amendment, are and shall remain binding upon, inure to the benefit of and be enforceable by Lender and Borrower and their respective successors and assigns. In the event of any inconsistency or conflict between this Amendment and the Prior Credit Agreement, the covenants, representations, warranties, conditions, agreements and other terms of this Amendment shall govern and control.

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The parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWER:

5.11, INC.

By:	/s/ James McGinty
Name: James McGinty
Title: Chief Financial Officer

CO-BORROWER:

5.11 TA, INC.

By:	/s/ James McGinty
Name: James McGinty
Title: Chief Financial Officer

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as Lender

By:	/s/ Ryan J. Faulkingham
Name: Ryan J. Faulkingham
Title: Chief Financial Officer

[Signature Page to Ninth Amendment to Credit Agreement (5.11, Inc.)]

Exhibit A

Form of

Acknowledgment and Confirmation of Grantors

Each of the undersigned hereby acknowledges and confirms the terms of that certain Credit Agreement, originally dated as of August 31, 2016 (as amended prior to the date hereof and as further amended by that certain Ninth Amendment to Credit Agreement, dated as of the date hereof the “Amendment”), in each case between among 5.11, Inc., a California corporation, and 5. I I TA, Inc., a Delaware corporation, as borrower and co-borrower, respectively (together, “Borrower”) and Compass Group Diversified Parent LLC (“Lender”). Each of the undersigned further acknowledges and agrees that (i) the execution of the Amendment by Borrower, the advance of additional Loans pursuant thereto, and delivery of the Amendment to Lender will not adversely affect or impair any of its obligations to Lender under that certain Guarantee and Collateral Agreement dated as of August 31, 2016 among the Grantors party thereto and Lender (the “Guaranty”), and (ii) the Guaranty is in full force and effect as of the date hereof and the same is hereby ratified and confirmed.

Dated: August 16, 2021

5.11 ABR CORP., as a Grantor		5.11 ACQUISITION CORP., as a Grantor

By:	/s/ James McGinty	By:	/s/ James McGinty
Name:	James McGinty	Name:	James McGinty
Title:	Chief Financial Officer	Title:	Chief Financial Officer

5.11 TA, INC., as a Grantor		5.11 INC., as a Grantor

By:	/s/ James McGinty	By:	/s/ James McGinty
Name:	James McGinty	Name:	James McGinty
Title:	Chief Financial Officer	Title:	Chief Financial Officer

BEYOND CLOTHING, LLC, as a Grantor

By:	/s/ John F. Wicks
Name:	John F. Wicks
Title:	Secretary

[Signature Page to Acknowledgment and Confirmation of Grantors (5.1 I, Inc.)]